Form DEF 14A for filed on December 13, 1999

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. 1)

     Filed by the Registrant /x/
     Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                         Mobius Management Systems, Inc.
  -----------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
  -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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     and 0-11
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    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                         MOBIUS MANAGEMENT SYSTEMS, INC.
                                120 OLD POST ROAD
                               RYE, NEW YORK 10580
                               -------------------

Dear Stockholder:

         We invite you to attend our annual meeting of stockholders on January 7, 2000, in Rye, New York. At the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

         This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our directors and executive officers.

         Even if you only own a few shares, we want your shares to be represented at the meeting. I urge you to complete, sign, date, and return your proxy card promptly in the enclosed envelope.

         To attend the meeting in person, please follow the instructions on page 1.

         We look forward to seeing you on the 7th.

                                 Sincerely yours,

                                 /s/ Mitchell Gross
                                 Mitchell Gross
                                 Chairman of the Board,
                                 Chief Executive Officer &
                                 President

December 13, 1999

                         MOBIUS MANAGEMENT SYSTEMS, INC.
                                120 OLD POST ROAD
                               RYE, NEW YORK 10580
                               -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         Date and Time:
                  January 7, 2000, 10 a.m., Local Time

         Place:
                  120 Old Post Road
                  Rye, New York

         Purpose:
                  Elect Two Directors
                  Approve an amendment to the 1998 Employee Stock Purchase Plan Ratify appointment of Independent Auditors Conduct other business if properly raised

         Who may vote:

                  Only stockholders of record on December 8, 1999

         Your vote is important. Please complete, sign, date, and return your proxy card promptly in the enclosed self addressed, postage pre-paid envelope.


                                            /s/ E. Kevin Dahill

                                            E. Kevin Dahill
                                            Chief Financial Officer,
                                            Vice President & Assistant
                                            Secretary

         December 13, 1999

                         MOBIUS MANAGEMENT SYSTEMS, INC
                                120 OLD POST ROAD
                               RYE, NEW YORK 10580
                               -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


Table of Contents                                                        page
-----------------                                                        ----

General Information                                                       1

Proposal No. 1
Election of Directors                                                     3

Director Compensation                                                     4

Board Committees                                                          5

Director and Officer Stock Ownership                                      5

Information Concerning Executive
Officers                                                                  7

Compensation Committee Report on
Executive Compensation                                                    8

Executive Compensation Tables                                             11

Stock Performance Graph                                                   12

Certain Relationships and Related Transactions                            13

Proposal No. 2
Approval of an Amendment to the 1998 Employee Stock Purchase Plan         14

Proposal No. 3
Ratification of Independent Auditors                                      18

Additional Information                                                    19

GENERAL INFORMATION

Who may vote

         Stockholders of Mobius, as recorded in our stock register on December 8, 1999, may vote at the meeting.

How proxies work

         Mobius' Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for both, either or neither of our director candidates. You may vote for or against the proposal to ratify our Independent Auditors or abstain from voting.

         If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares IN FAVOR of our director candidates, IN FAVOR of the amendment to the 1998 Employee Stock Purchase Plan and IN FAVOR of the ratification of our Independent Auditors and in the proxies' discretion on such other matters as may properly be raised at the meeting.

         You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote those shares.

Revoking a proxy

         You may revoke your proxy before it is voted by submitting a new proxy with a later date; by voting in person at the meeting; or by notifying Mobius' Secretary in writing at the address under "Additional Information--Questions?" on page 19.

Confidential Voting

         Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

         In order to carry on the business of the meeting, we must have a quorum. This means a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by Mobius itself are not voted and do not count for this purpose. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular proposal.

Attending in person

         Only stockholders, their proxy holders and Mobius' guests may attend the meeting.

ELECTION OF DIRECTORS

         There are currently six members of the Board of Directors. The Board is divided into three classes with terms expiring, respectively, at the 1999, 2000 and 2001 annual meeting of stockholders. The Board has nominated Joseph J. Albracht and Peter J. Barris, whose terms are expiring, for re-election. All Mobius directors are elected for three-year terms. Personal information on each of our nominees and directors is given below.

         The Board oversees the management of the company on your behalf. It reviews Mobius' long-term strategic plans and exercises direct decision-making authority in key areas. The Board chooses the CEO, sets the scope of his authority to manage Mobius' business day to day, and evaluates his performance.

         A majority of the Mobius' directors -- including one of our nominees -- are not Mobius' employees. Only non-employee directors serve on Mobius' Audit and Compensation committees.

         The Board met 7 times last year. Each director attended at least 85% of the aggregate number of meetings of the Board.

         If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends that you vote FOR each of the following candidates:

                 DIRECTORS NOMINEES FOR A TERM TO EXPIRE IN 2002

Joseph J. Albracht..................   Co-founder of Mobius. Executive Vice
Age 50                                 President and Secretary since 1981, Chief
Director since 1981                    Operating Officer since 1996 and
                                       Treasurer from 1981 to 1996. On October
                                       1, 1999, Mr.Albracht began a one year
                                       sabbatical from Mobius. See "Certain
                                       Relationships and Related
                                       Transactions--Agreements with Employees" on page 13. Holds a B.S. in operations research and a M.B.A. from Pennsylvania
                                       State University.

Peter J. Barris.....................   General Partner, New Enterprise
Age 47                                 Associates (venture capital firm) since
Director since 1997                    1993. Holds a B.S. in electrical
                                       engineering from Northwestern University and a M.B.A. from the Tuck School at Dartmouth College. Serves as a director of Career Builder, Inc. and PCOrder.com.

                      DIRECTORS WHOSE TERM EXPIRES IN 2000

Mitchell Gross......................   Co-Founder of Mobius. President since
Age 50                                 1981 and Chairman of the Board and Chief
Director since 1981                    Executive Officer since 1996. Mr. Gross
                                       was an officer in the U.S. Navy, serving on nuclear submarines, from 1971-1976.
                                       Holds a B.S. in mechanical engineering
                                       from Columbia University School of
                                       Engineering and Applied Science and a
                                       M.B.A. in finance from The Wharton School at the University of Pennsylvania.

Gary Greenfield.....................   President and Chief Executive Officer of
Age 44                                 MERANT plc (software development company)
Director since 1998                    since 1998. Holds a M.S. in information
                                       systems from George Washington University and a M.B.A from Harvard Business School.
                                       Serves as a director of MERANT plc,
                                       Hyperion Solutions, Inc. and Managed
                                       Object Solutions.

                      DIRECTORS WHOSE TERMS EXPIRES IN 2001

Edward F. Glassemeyer...............   Co-Founder of Oak Investment Partners
Age 58                                 (venture capital firm) and its General
Director Since 1997                    Partner since 1978.  Holds a B.A. from
                                       Princeton University and a M.B.A. from
                                       the TuckSchool at Dartmouth College.
                                       Serves as a Director ofTheStreet.com.

Kenneth P. Kopelman.................   Partner of Kramer Levin Naftalis &
Age 48                                 Frankel LLP(1) (law firm). Attended
Director since 1997                    Cornell University (A.B.) and the London
                                       School of Economics and received his J.D.
                                       from Columbia University School of Law.
                                       Serves as a Director of Liz Claiborne,
                                       Inc.
-----------------
(1) Kramer Levin has served as legal counsel to Mobius since its founding in 1981.

DIRECTOR COMPENSATION

         Mobius employees receive no extra pay for serving as directors. Non-employee directors are reimbursed for expenses incurred in attending Board meetings. No additional compensation is paid to directors for attending Board or committee meetings. Kramer Levin is paid Mr. Kopelman's standard rates for time Mr. Kopelman devotes to preparation for and attendance at Board meetings.

         The Mobius Non-Employee Directors' 1998 Stock Option Plan provides for the grant to Mobius directors of non-qualified stock options to purchase Mobius shares. These include an initial grant of 10,000 options, made upon a non-employee director's first election to the Board, as well as an annual grant of 10,000 options, made at each annual meeting to those directors having at least nine months of Board service on the grant date. All such options have an exercise price equal to the fair market value of the underlying Mobius shares on the date of grant.

BOARD COMMITTEES

         The Board appoints committees to help carry out its duties. Each committee reviews the results of its meetings with the full Board. The Board established its committees in February 1998 in connection with Mobius' initial public offering.

         The Audit Committee is responsible for accounting and internal control matters. Subject to stockholder and Board approval, the Committee chooses the independent public accountants to audit Mobius' financial statements and reviews the scope, results and costs of the audit with such accountants. The Committee also reviews the financial statements and accounting and control practices of Mobius. The Audit Committee consists of Messrs. Barris and Glassemeyer. The Committee met two times last year.

         The Compensation Committee oversees compensation for Mobius' executives, including salary, bonus and incentive awards. The Committee is also responsible for administering Mobius' 1996 Stock Incentive Plan, Mobius' 1998 Employee Stock Purchase Plan and Mobius' 1998 Executive Incentive Plan. The Compensation Committee consists of Messrs. Barris and Glassemeyer. The Compensation Committee met two times last year.

DIRECTOR AND OFFICER STOCK OWNERSHIP

         These tables show how much Mobius Common Stock each executive officer named in the Summary Compensation Table on page 11, each non-employee director and nominee, and certain stockholders, owned on September 15, 1999.


Name and Address of  Named Executive
----------------------------------
Officers, Certain Stockholders and                          Shares    Percent of
----------------------------------                          ------    ----------
Directors / Nominees                                        Owned(1)     Class
--------------------                                        --------     -----

Mitchell Gross(2)
c/o Mobius Management Systems, Inc.
120 Old Post Road
Rye, New York 10580 ...............................        5,573,500      31.1%

Joseph J. Albracht
c/o Mobius Management Systems, Inc.
120 Old Post Road
Rye, New York 10580 ...............................        4,058,500      22.6%

Oak Investment Partners VI, Limited
Partnership(3)
1 Gorham Island
Westport, CT 06880 ................................        1,498,900       8.4%

New Enterprise Associates VII L.P.(4)
1911 Freedom Drive
Reston, VA 20190 ..................................        1,839,200      10.3%

Karry Kleeman(5)
c/o Mobius Management Systems, Inc.
600 West Fulton Street
Chicago, IL 60661 .................................          225,928       1.2%

Robert Lawrence (6)
c/o Mobius Management Systems, Inc.
120 Old Post Road
Rye, New York 10580 ...............................          191,000       1.1%

Joseph Tinnerello(7)
c/o Mobius Management Systems, Inc.
600 West Fulton Street
Chicago, IL 60661 .................................          240,000       1.3%

Peter J. Barris(8)
c/o New Enterprise Associates
1911 Freedom Drive
Reston, VA 20190 ..................................        1,849,200      10.3%

Edward F. Glassemeyer(9)
c/o Oak Investments
1 Gorham Island
Westport, CT 06880 ................................        1,532,417       8.5%

Gary Greenfield (10)
c/o MERANT plc
9420 Key West Avenue
Rockville, MD 20850 ...............................           10,000        *

Kenneth P. Kopelman(11)
c/o Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, NY 10022 ................................           14,000        *

All Executive Officers and Directors
as a group (13 persons) ...........................       13,904,345      75.1%

-------------------
*  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days ("Currently Exercisable Options") are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.
(2) Includes 3,732,358 shares of Common Stock held by HARMIT, LP, of which Mitchell Gross and Harriet Gross, the spouse of Mr. Gross, are general partners.
(3) Includes 46,600 shares of Common Stock held by Oak VII Affiliates Fund, Limited Partnership.
(4)      Includes 27,300 shares held by NEA President's Fund L.P.
(5)      Includes 224,928 shares issuable pursuant to Currently Exercisable
         Options.
(6)      Includes 75,000 shares issuable pursuant to Currently Exercisable
         Options.
(7)      Includes 160,000 shares issuable pursuant to Currently Exercisable
         Options.
(8) Includes 1,811,900 shares of Common Stock held by New Enterprise Associates VII L.P. and 27,300 shares held by NEA President's Fund L.P. Mr. Barris disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein arising from his affiliation with such entities. Also includes 10,000 shares issuable pursuant to Currently Exercisable Options.
(9) Includes 1,452,300 shares of Common Stock held by Oak Investment Partners VI, Limited Partnership and 46,600 shares held by Oak VI Affiliates Fund, Limited Partnership. Mr. Glassemeyer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein arising from his affiliation with such entities. Also includes 23,517 shares (of which 910 shares are beneficially owned by EFG Trust I and 1,744 shares are beneficially owned by EFG Trust II) received by Mr. Glassemeyer from an in kind distribution by Oak Investment Partners VI, L.P. pro rata to its partners in accordance with their beneficial ownership without any additional consideration. Also includes 10,000 shares issuable pursuant to Currently Exercisable Options.
(10)     Shares issuable pursuant to Currently Exercisable Options.
(11) Includes 1,500 shares of Common Stock held in trust by Mr. Kopelman's wife, as trustee, for Mr. Kopelman's three minor children and 2,500 shares of Common Stock held jointly by Mr. Kopelman and his wife. Mr. Kopelman disclaims beneficial ownership to such shares. Also includes 10,000 shares issuable pursuant to Currently Exercisable Options.

INFORMATION CONCERNING EXECUTIVE OFFICERS

         The executive officers of Mobius as of the date of this Proxy Statement are identified below. Personal information on Mitchell Gross and Joseph J. Albracht is given above. Executive officers are elected by the Board and serve until the next meeting of the Board following the annual meeting of stockholders and until their successors have been duly executed and qualified.

Name                                Position
----                                --------

Mitchell Gross                      Chairman of the Board, Chief Executive
                                    Officer and President.

Joseph J. Albracht                  Executive Vice President, Chief Operating
                                    Officer and Secretary. See "Certain
                                    Relationships and Related
                                    Transactions--Agreements with Employees" on page 13 for a discussion of Mr. Albracht's sabbatical from Mobius.

Sandra Becker                       Senior Vice President, Marketing since 1998.
                                    Prior to joining Mobius, Ms. Becker was
                                    employed by Ceridian Employer Services as Vice President of Marketing and held several marketing and strategy leadership positions for U.S. West Communications. Holds a B.S.
                                    from College of St. Catherine and a M.B.A.
                                    from the University of Minnesota.

E. Kevin Dahill                     Vice President, Finance, Chief Financial
                                    Officer and Treasurer since 1996. Prior to joining Mobius, Mr. Dahill was employed by Electronic Information Services from 1991 to
                                    1996, where he held a variety of management positions, including President from 1995 to 1996, Chief Operating Officer from 1994 to
                                    1996 and Senior Vice President, Finance and
                                    Chief Financial Officer from 1991 to 1994.
                                    Holds a B.S. in mechanical engineering from the University of Notre Dame, a M.S. in mechanical engineering from the Georgia
                                    Institute of Technology and a M.S. in
                                    management from the Massachusetts Institute of Technology.

Karry Kleeman Vice President, World Sales since 1999. Joined Mobius in 1990 and served as Vice President, Sales (North and South America) from 1997-1999, National Sales Manager from 1995 to 1997 and Regional Manager from 1992 to 1995. Holds a B.A. in marketing from Elmhurst College.

Robert Lawrence                     Vice President, Product Engineering since
                                    1992. Joined Mobius in 1985. Holds a B.S. in physics from the University of
                                    Massachusetts.

Mario Pelleschi                     Vice President, Sales (Europe, Middle East
                                    and Africa) since 1998. Prior to joining
                                    Mobius, Mr. Pelleschi was employed by
                                    Computer Associates from 1981 to 1997,
                                    initially as a Branch Manager, and as
                                    Managing Director of the following
                                    subsidiaries: Switzerland, 1981 to 1985;
                                    Brazil, 1985 to 1987; Germany 1987 to 1995;
                                    and France, 1995 to 1997. Holds a Swiss
                                    Federal Degree in Electronic Engineering.

Joseph Tinnerello Vice President, Business Development since January, 1998. Joined Mobius in 1990 and served as Vice President, Sales from 1995 to 1997. Following a personal leave of absence, left Mobius from October 1997 through January 1998. From 1988 to 1989, Mr. Tinnerello served as a Regional Manager with Legent Software.

Hiromasa Yazaki                     Vice President, Sales (North Asia) since
                                    1999. Prior to joining Mobius, Mr. Yazaki was employed by Kodak Japan Ltd. in 1997 and 1998 as a General Manger/Consumer Imaging
                                    Marketing and employed by Informix K.K. in 1996 as Director of Sales. Holds a B.A. from
                                    Dokkyo University.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

         The Compensation Committee, which during fiscal 1999 consisted of Messrs. Barris and Glassemeyer:

         (1)      reviews and approves the compensation of Mr. Gross;

         (2) approves the general policies applicable to salaries and bonuses for the other executive officers and reviews and acts on bonuses for those officers; and

         (3) makes recommendations to the full Board and senior management with respect to the adoption and administration of Mobius' compensation programs.

         Our executive compensation program is designed to attract, retain, motivate and reward the management talent our company needs to achieve its business goals and maintain its leadership in the increasingly competitive environment of enterprise software products.

         The three major components of our compensation program are salary, annual bonus and stock options.

         The salary and bonus components of Mobius' executive compensation are designed to facilitate the fulfillment of the following objectives:

         (1)      keeping competent management;

         (2) rewarding management for the achievement of short and long term accomplishments;

         (3) aligning the interests of management with the interests of Mobius' stockholders; and

         (4) relating executive compensation to the achievement of our goals and financial performance.

Salary

         We base salary on an executive's knowledge, skills and level of responsibility as well as the economic and business conditions affecting Mobius. Other factors we consider are:

         (1) competitive positioning (comparing Mobius' salary structure with salaries paid by other companies);

         (2)      Mobius' own business performance; and

         (3)      general economic factors.

Annual Bonus

         We give our executives annual bonuses to provide an incentive and reward for short-term financial success and long-term Company growth. Annual bonuses link compensation in significant part to Mobius' financial performance and is determined solely by the Compensation Committee.

Stock Options

         We use stock options as a long-term, non-cash incentive and to align the long-term interests of executives and stockholders. Stock options are awarded based upon the market price of the Common Stock on the date of grant and are linked to future performance of our stock because they do not become valuable to the holder unless the price of our stock increases above the price on the date of grant. The number of stock options granted to an executive as a form of non-cash compensation is determined by the following factors:

         (1)      number of stock options previously granted to an executive;

         (2)      the executive's remaining options exercisable; and

         (3) the value of those remaining stock options, as compared to the anticipated value that an executive will add to Mobius in the future.

Employee Stock Purchase Plan

         The Employee Stock Purchase Plan commenced in fiscal 1999 and provides employees who wish to acquire our common stock with the opportunity to purchase Mobius shares with a convenient way of doing so by accumulated payroll deductions. We believe that employee participation in ownership of Mobius on this basis will be to the mutual benefit of the employees and Mobius.

Executive Incentive Plan

         The Executive Incentive Plan ("Incentive Plan") was established in fiscal 1998 and participation in the Incentive Plan is limited to those executives and key employees who, in the judgment of the Compensation Committee, are in a position to have a significant impact on the performance of Mobius. Awards under the Incentive Plan are based upon the extent to which performance goals established by the Compensation Committee for a designated performance period are satisfied. The Incentive Plan also provides for grants of discretionary bonuses. As of September 15, 1999, there were no awards made under the Incentive Plan.

Compensation of the Chief Executive Officer

         Mr. Gross is one of the founders of Mobius. He beneficially owns approximately 5,573,500 shares of Common Stock constituting approximately 31% of the total amount outstanding. Accordingly, his interest is very much aligned with the interest of all stockholders and Mobius has not considered it sensible to relate Mr. Gross's compensation to Mobius' performance through long-term stock incentives such as restricted stock or stock options. Mr. Gross's compensation package consists primarily of salary and bonus. The levels of his salary and bonus are established in Mr. Gross's employment agreement. The members of the Compensation Committee believe that Mr. Gross continues to be significantly responsible for Mobius' success. Given Mobius' level of profitability in fiscal 1999, Mr. Gross declined to be considered for any bonus compensation in respect of such year.

                                                     Peter J. Barris
                                                     Edward F. Glassemeyer

                          EXECUTIVE COMPENSATION TABLES

         These tables show the compensation of Mobius' CEO and the four other most highly paid executives.

SUMMARY COMPENSATION TABLE

Name and Principal Position                          Annual Compensation(1)
---------------------------                   ------------------------------------
                                                                                                            All Other
                                                                                                         Compensation(3)
                                                                                All Other Annual         --------------
                                       Year        Salary           Bonus       Compensation (2)
                                       ----        ------           -----       ----------------

Mitchell Gross                         1999        $200,000           --            --                       $61,632
   Chairman of the Board,              1998         200,000        $150,335         --                        46,050
   Chief Executive Officer and         1997         200,000         150,151         --                        62,349
   President

Joseph J. Albracht(4)                  1999         200,000           --            --                        38,556
   Executive Vice President            1998         200,000         150,388         --                        30,458
   Chief Operating Officer             1997         200,000         150,366         --                        46,134
   and Secretary

Karry Kleeman                          1999         125,000          60,267      $325,972                         --
   Vice President, World Sales         1998         127,888          80,130       272,400                         --
                                       1997          90,000          10,324       430,828                         --

Robert Lawrence                        1999         170,000          48,423         --                    271,175(5)
   Vice President, Project             1998         163,332          47,087         --                            --
    Engineering                        1997         156,910          32,509         --                            --

Joseph Tinnerello(6)                   1999         150,000          --           198,000                         --
   Vice President, Business            1998         139,417          --         250,750(7)                        --
   Development                         1997         125,000          75,366       309,016                        195

---------------
(1) In accordance with the rules of the Securities and Exchange Commission ("SEC"), other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonuses for the named executive officer for such year.
(2)      Consists of sales commissions and non-recoverable draws.
(3) Includes premiums on insurance added to compensation. Also includes the grossed up amount to cover taxes.
(4) On October 1, 1999, Mr. Albracht began a one year sabbatical from Mobius; he will not receive salary, bonus, or paid benefits during his leave. Given Mobius' level of profitability in fiscal 1999, Mr. Albracht declined to be considered for any bonus compensation in respect of such year.
(5) Disqualifying disposition of shares obtained through the exercise of incentive stock options.
(6) Mr. Tinnerello was not employed by Mobius from October 1, 1997 to January 15, 1998.
(7) Includes $160,000 advance against future commissions. See "Certain Relationships and Related Transactions - Relationship with Mr. Tinnerello" on page 13.

OPTIONS GRANTS IN LAST FISCAL YEAR

     Mobius did not grant options to executive officers in fiscal 1999.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

                            Shares                           Number of Securities        Value of Unexercised in-the-
Name                     Acquired on        Value           Underlying Unexercised          Money Options at Fiscal
----                     -----------        -----           ----------------------          -----------------------
                          Exercise       Realized ($)    Options at Fiscal Year-End             Year-End ($)(1)
                          ---------      ------------    ---------------------------            ---------------
                                                          Exercisable    Unexercisable   Exercisable     Unexercisable
                                                          -----------    -------------   -----------     -------------
Karry Kleeman                 --              --            182,421         157,579        $884,370        $810,560
Robert Lawrence             18,000         $144,000         54,000          180,000        $378,000       $1,260,000
Joseph Tinnerello             --              --            160,000         120,000        $131,000          --(2)

------------------

(1) Based on the closing sale price on the Nasdaq National Market of the Common Stock on June 30, 1999 of $8.25.
(2) Options bear an exercise price of $9.86 and are therefore "under water."

STOCK PERFORMANCE GRAPH

     The following graph depicts a comparison of the cumulative total return (assuming the reinvestment of dividends) for a $100 investment on April 28, 1998 (the date we completed our initial public offering) in each of the Common Stock of Mobius (at a closing price of $18.25 per share), Goldman Sachs Technology Software Index (a published industry index), and the Nasdaq Composite (a broad market index). The Company paid no dividends during the period shown. The graph lines merely connect measurement dates and do not reflect fluctuations between those dates.


                       April 28, 1998       June 30, 1998        June 30, 1999
                       --------------       -------------        -------------
Mobius                 $100                 $82.19               $45.21
Goldman Sachs          $100                 $107.33              $152.85
Technology Software
Index
Nasdaq Composite       $100                 $103.44              $146.64

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship With Kramer Levin Naftalis & Frankel LLP

     Since 1981 we have engaged, and we plan to continue to engage, the Kramer Levin law firm to provide us with legal counsel. Mr. Kopelman, a member of our Board, is a partner of Kramer Levin. We believe that fees charged by Kramer Levin are at rates and on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Relationship With Mr. Tinnerello

     Following a personal leave, on September 30, 1997, we entered into a severance agreement with Mr. Joseph Tinnerello, presently Mobius' Vice President, Business Development, pursuant to which Mr. Tinnerello left our employment on October 1, 1997 and agreed to certain non-competition and non-solicitation restrictions in consideration for (1) the acceleration of 80,000 options to purchase shares of our common stock previously granted to him and (2) the grant of 100,000 new options to purchase shares of our common stock at an exercise price equal to the fair market value of the shares at the time of the grant. Due to his termination and the terms of Mobius' 1996 Employee Stock Incentive Plan, Mr. Tinnerello forfeited 640,000 options to purchase shares of common stock that were previously granted to him in November, 1996. On December 26, 1997, Mr. Tinnerello agreed to return to Mobius effective January 15, 1998. On December 28, 1997, we agreed to advance $160,000 to Mr. Tinnerello against future commissions. As of September 15, 1999, the full amount of such advance remains outstanding. Such monies (net of applicable taxes) were used by Mr. Tinnerello to exercise options to purchase 80,000 shares of common stock. On January 15, 1998, we granted Mr. Tinnerello options to purchase 180,000 shares of common stock in accordance with and on terms similar to, our standard hiring practices.

Agreements With Employees

     In February, 1998, we entered into employment agreements with each of Messrs. Gross and Albracht providing for the employment of Mr. Gross as our Chairman of the Board, Chief Executive Officer and President and Mr. Albracht as our Executive Vice President and Chief Operating Officer. Each employment agreement provides for a three-year term ending on April 27, 2001, the third anniversary of our initial public offering. Each provides for an annual base salary of not less than $200,000 as well as an annual bonus based upon our performance in an amount determined solely by the Compensation Committee of the Board. Each agreement also prohibits the executive from using the confidential information of Mobius for a period of three years following the termination of his employment (two years if he is terminated other than for cause (as defined therein)) and contains a non-competition covenant pursuant to which the executive is prohibited from competing with Mobius during his employment with Mobius and for two years thereafter (one year if he is terminated other than for cause). The agreements further provide that in the event that employment is terminated by Mobius without cause (as defined therein) or by the executive for good reason (as defined therein), the executive is entitled to receive (1) his accrued but unpaid base salary and bonus through April 27, 2001; (2) coverages substantially identical to those provided immediately prior to the termination for twelve months following April 27, 2001; and (3) an aggregate amount, payable in equal semi-monthly installments over a one-year period following April 27, 2001, equal to the aggregate of what his base salary would have been for said period plus his maximum bonus for such period, but not less than his highest annual bonus during the preceding five years. In the event of death or disability of the executive, we will continue to make base salary payments to the executive or his estate for twelve months following such death or disability.

     On October 1, 1999, Mr. Albracht began a one year leave of absence from Mobius. Mr. Albracht will not receive salary, bonus or paid benefits during his leave.

Compensation Committee Interlocks And Insider Participation

The current members of our Board's Compensation Committee are Messrs. Barris and Glassemeyer. There are no compensation committee interlocks which are required to be disclosed by applicable SEC rules. No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PROPOSAL NO. 2

AMENDMENT TO THE 1998 EMPLOYEE STOCK PURCHASE PLAN

         The Compensation Committee on behalf of the Board of Directors has approved and recommended for submission to Mobius' stockholders an amendment to Mobius' 1998 Employee Stock Purchase Plan (the "Plan") to increase the maximum number of shares of Mobius' Common Stock available for issuance under the Plan from 300,000 to 650,000.

         The Plan originally authorized the issuance of up to 300,000 shares. To date, 53,812 shares have been purchased by Mobius' employees pursuant to the Plan and subscriptions for substantially all of the remaining shares available under the Plan have been received from Mobius' employees during the current offering period under the Plan. The Compensation Committee believes that as a result of the size of Mobius' current and expected employee base and the current market prices of Mobius' Common Stock, additional shares should be authorized to enable Mobius to continue to achieve the objectives of the Plan. Accordingly, the Compensation Committee, on behalf of the Board of Directors, has approved and recommended for submission to Mobius' stockholders an amendment to the Plan that would increase the aggregate number of shares of Common Stock which may be issued under the Plan to 650,000 shares. Assuming the stockholders approve the proposal, Mobius will register the 350,000 additional shares of Common Stock issuable under the Plan under the Securities Act.

         The effectiveness of this amendment to the Plan is subject to approval by the stockholders. Until such approval is obtained, the amendment to the Plan shall not be effective. If the amendment to the Plan is not approved, the Plan as in effect prior to the amendment will continue in operation and shares may continue to be purchased thereunder. The affirmative vote of holders of a majority of Mobius' outstanding Common Stock represented in person or by proxy and entitled to vote on this proposal is required for approval of this amendment to the Plan.

         A description of the Employee Stock Purchase Plan is set forth below. This description is only a summary and is not intended to be complete. Any stockholder who wishes to obtain a copy of the Plan can call Mobius to receive a copy free of charge.

Summary Description of the Plan

General

         Any employee of Mobius or of any subsidiary which adopts the Plan with the consent of Mobius is eligible to participate in the Plan. An employee will qualify if he or she: (1) is employed twenty hours or more per week; (2) is employed for more than five months per calendar year; and (3) has been employed for at least ninety (90) days as of the commencement of an Offer (as defined in the Plan). An employee may not receive an option grant under the Plan, if, immediately after the grant, the employee would own stock (including shares subject to all outstanding options held by the employee) possessing five percent (5%) or more of the total combined voting power or value of all classes of issued and outstanding stock of Mobius or any subsidiary.

         The Plan is being administered by the Compensation Committee, composed of not fewer than two non-employee directors of Mobius as defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Board and the Compensation Committee are authorized to construe, interpret and implement the provisions of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all determinations necessary or advisable in administering the Plan. The determinations of the Board and the Compensation Committee are made in their sole discretion and are conclusive.

         The Compensation Committee currently consists of Messrs. Peter J. Barris and Edward F. Glassemeyer. The members of the Compensation Committee were elected by the Board of Directors, and hold such offices at the pleasure of the Board.

Participation Under the Plan

         Offering Periods. The Compensation Committee shall determine the date or dates upon which one or more Offers shall be made under the Plan. The term of each Offer shall be twelve (12) months, or such other term as the Compensation Committee shall determine prior to the commencement of an Offer, which shall not exceed 27 months.

         Participation. To participate in the Plan, an eligible employee must complete and submit the appropriate enrollment forms, including a payroll deduction authorization form at prescribed times. At the election of the participant, the rate of payroll deductions may be any multiple of 1% up to a maximum of 10% of the participant's "regular compensation" during an offering period. A participant's "regular compensation" is the participant's base compensation, targeted commissions and targeted bonus (but will exclude variable items, such as, commissions and bonuses in excess of targeted amounts, overtime, sick pay, severance pay, expense reimbursements and allowances and other special payments).

         Terms of Options. On the effective date of an Offer, each participant will be granted an option to purchase, through payroll deductions, as many whole shares of Common Stock as he or she may with the amount to be deducted from his or her pay during the term of the offer. The option price at which shares may be purchased will equal the lesser of (a) eighty-five percent (85%) of the fair market value (as defined below) of the Common Stock on the date of grant of the option (the "base option price") or (b) eighty-five percent (85%) of the fair market value of the Common Stock on the date of purchase of the shares (the "adjusted option price"). At the end of an offering period, a participant's accumulated payroll deductions will be automatically applied to purchase shares at the lesser price.

         Participation Limitations. The maximum number of shares which a participant may purchase pursuant to any one offer will be determined by multiplying (a) ten percent (10%) by (b) the participant's base compensation in the pay period immediately preceding the effective date of the Offer and (c) the number of pay periods during the term of an offer, and dividing the product of
(a), (b) and (c) by (d) 85% of the "fair market value" of a share of Common Stock on the date of grant. In addition, a participant's right to purchase stock under an option may not accrue at a rate in excess of $25,000 in fair market value (determined at the time of option grant) for each calendar year in which the option is outstanding.

         Fair market value is the last price on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market on the relevant date, or if no reported sales take place on the relevant date, the average of the high bid and low asked price of Common Stock as reported on the NASDAQ National Market on such date, or if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within ten (10) business days preceding the applicable date.

         Withdrawal. A participant may elect to withdraw from participation in an offer at any time, in which case deductions from the participant's pay will cease and all amounts previously deducted from the participant's pay during the offering period will be refunded. A participant who has withdrawn from participation during an offering period may recommence participation in the offer, provided that the deductions will be at the same rate as in effect prior to such suspension.

         Termination of Employment. Upon termination of a participant's employment with Mobius and its subsidiaries for any reason, the participant's participation in the Plan will cease, and all amounts previously deducted from the participant's pay will be refunded.

         Change of Control. In the event of a merger or consolidation of Mobius with or into any other corporation or entity, or a dissolution or liquidation of Mobius, all payroll deductions will cease and all amounts credited to participants will be refunded to each participant immediately prior to the consummation of such action.

         Nonassignment of Rights. A participant's rights under the Plan are not assignable or transferable, except by will or the laws of descent or distribution.

         Other Features of the Plan. All participants in the Plan will have the same rights and privileges under the Plan, except that the number of shares subject to a participant's options will depend upon his or her compensation and the percentage payroll deduction authorized.

         Prior to the exercise of an option under the Plan, and as a condition precedent to such exercise and the issuance of any shares, the Compensation Committee may require the participant to represent and warrant that the shares are being acquired for investment purposes only, and may impose such other restrictions on the issuance of such shares as the Compensation Committee in its discretion deems necessary or advisable.

         The Board of Directors may suspend, discontinue, revise or amend the Plan at any time and in any respect; provided, however, that stockholder approval will be obtained to the extent necessary to comply with section 423 of the Code and other applicable law. Unless sooner terminated by the Board of Directors, the Plan will terminate on the date as of which the Compensation Committee determines that the shares remaining available under the Plan are insufficient to meet all unfilled purchase requirements.

Federal Income Tax Consequences

         The following is a description of the principal federal income tax consequences of awards under the Plan based on present federal tax laws. Federal tax laws may change from time to time and any legislation that may be enacted in the future by the United States Congress may significantly affect the federal income tax consequences described below. No representation is or can be made regarding whether any such legislation will or may be enacted and/or the impact of any such legislation. The description below does not purport to be a complete description of the tax consequences associated with awards under the Plan applicable to any particular participant. Differences in each individual's financial situation may cause federal, state and local tax consequences of awards to vary. Each participant should consult his or her personal tax adviser about the detailed provisions of the applicable tax laws and regulations. No employee of Mobius is authorized or permitted to give tax advice to any award recipient.

         The Plan is intended to satisfy the requirements of Sections 421 and 423 of the Code. Under these provisions, an employee generally will not recognize income at the time an option is granted or exercised. The tax consequences to an employee upon a disposition of shares acquired upon option exercise will depend upon the holding period of the shares.

         If shares acquired upon the exercise of an option are disposed of at least two years after the shares are offered (that is, the time of option grant) and at least one year after the shares are purchased, then the employee will recognize, at the time of disposition, compensation income equal to the lesser of (a) the excess of the fair market value of the shares at the time of option grant over the base option price and (b) the excess of the fair market value of the shares at the time of disposition over the purchase price of the shares (which, under the Plan, equals the lesser of the base option price and adjusted option price). Any additional gain will be treated as capital gain. If the requisite holding periods are met, however, Mobius will not be entitled to a tax deduction at any time.

         If the shares acquired upon the exercise of an option are sold or disposed of before the expiration of either holding period described above (a "disqualifying disposition"), then the employee will recognize, at the time of disposition, compensation income equal to the excess of the fair market value of the shares on the purchase date over the purchase price of the shares, and Mobius will be entitled to a tax deduction in that amount. Any appreciation in the price of the shares between the purchase date and disposition date will be treated as capital gain.

         Under current law, the rate at which net long-term capital gain will be taxed will vary depending on the participant's holding period and the date the optionee disposes of the shares. The Internal Revenue Code currently provides that, in general, the net long-term capital gain resulting from the sale of shares held for more than 12 months will be subject to tax at a maximum rate of 20% (10% for individuals in the 15% tax bracket). The Internal Revenue Code currently provides that net long-term capital gain resulting from dispositions after December 31, 2000 of shares held for more than 5 years may be subject to a reduced rate.

         Individuals employed outside of the United States should see their local [Human Resources administrator] for a summary of local tax consequences of participating in the Plan.

Restrictions on Resale

         All of Mobius' personnel and consultants must observe Mobius' policy regarding the use and abuse of inside information and the sales of Mobius' stock only during predetermined "window periods." If you have not received a copy of such policy, or if you are unsure about how the policy applies to you, please be certain to contact the Human Resources Department at the address and telephone number below. Directors, executive officers and certain other designated officers or employees of Mobius should also notify the Human Resources Department prior to making any sales of Common Stock.

The Compensation Committee, on behalf of the Board of Directors, recommends a vote FOR the amendment to the plan.


PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT AUDITORS

         The Audit Committee of the Board has appointed KPMG LLP to audit our financial statements for fiscal 2000. Ratification of the auditors requires the favorable vote of a majority of the votes cast. We are asking you to ratify that appointment.

         KPMG has been Mobius' independent accounting firm since our fiscal year ended June 30, 1992, and we believe they are well qualified for the job. A KPMG representative will be at the annual meeting to answer appropriate questions and to make a statement if he or she desires.

         The Board recommends you vote FOR this proposal.

ADDITIONAL INFORMATION

Other Business

         We do not expect any business to come up for stockholder vote at the meeting other than the items raised in this booklet. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

People with disabilities

         We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write the Secretary at least two weeks before the meeting at the number or address under "Questions?" below.


Outstanding shares

         On December 8, 1999, 17,980,462 shares of common stock were outstanding. Each share has one vote.

How we solicit proxies

         In addition to mailing, Mobius employees may solicit proxies personally, electronically, or by telephone. Mobius will pay the costs of soliciting this proxy.

Stockholder proposals for next year

         The deadline for stockholder proposals to be included in our proxy statement for next year's annual meeting is June 30, 2000. As to stockholder proposals intended to be presented without inclusion in our proxy statement for our next annual meeting, the people named next year as proxies will be entitled to vote as they think best on such proposals unless we have received notice of that matter on or before September 13, 2000. However, even if such notice is timely received, the people named next year as proxies may nevertheless be entitled to vote as they think best on such proposals to the extent permitted by the SEC. On request, the Secretary will provide detailed instructions for submitting proposals.

Questions?

         If you have questions or need more information about the annual meeting, write to:

     Investor Relations
     Mobius Management Systems, Inc.
     120 Old Post Road
     Rye, NY 10580

     or call us at (914) 921-7200

                         MOBIUS MANAGEMENT SYSTEMS, INC.

                             ----------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 January 7, 2000
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints and constitutes Mitchell Gross and E. Kevin Dahill, or either of them, as proxies, each with full power of substitution, to represent and to vote, as designated below, all shares of the Common Stock of Mobius Management Systems, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held on January 7, 2000, at 10 a.m., or at any adjournment or adjournments thereof, for the following purposes, described in the Proxy Statement dated December 13, 1999, accompanying the notice of said meeting:

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

-------------------------------------------

^  FOLD AND DETACH HERE  ^

/ X / PLEASE MARK
      YOUR VOTES AS
      INDICATED IN
      THIS EXAMPLE

1.  ELECTION OF DIRECTORS

FOR all nominees  /  /

WITHHOLD AUTHORITY to vote for all nominees  /  /


FOR all nominees except:_________________  /  /

Joseph J. Albracht and Peter J. Barris

2. APPROVAL OF THE AMENDMENT TO THE 1998 EMPLOYEE STOCK PURCHASE PLAN

         FOR       AGAINST           ABSTAIN
        /  /        /  /              /  /

3. RATIFICATION OF APPOINTMENT OF KPMG LLP

         FOR       AGAINST           ABSTAIN
        /  /        /  /              /  /

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. RECEIPT IS ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT DATED DECEMBER 13, 1999 AND THE ANNUAL REPORT FOR THE YEAR 1999.

I plan to attend the meeting      /  /

I do not plan to attend the meeting   /    /

Signature(s)_________________________________________ Dated _________________

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator,

trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


         --------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^